Wilshire Credit Corporation

Exhibit U	Payments P.O. Box 105344; Atlanta, GA 30348-5344 or P.O. Box 7195; Pasadena, CA 91109-7195
Correspondence P.O. Box 8517; Portland, OR 97207-8517
March 13, 2008	Phone (503) 952-7947 (888)502-0100
Fax (503) 952-7476
Web Site www.wcc.ml.com
LaSalle Bank NA
135 S. LaSalle Street
IL4-135-15-11
Chicago, IL   60603
Attn: RMBS Administration

Merrill Lynch Mortgage Investors, Inc
250 Vesey Street
4 World Financial Center, 10th Floor
New York, NY   10080
Attn: Ketan Parekh

Re:      Annual Officer's Certificate
(Wilshire Pool 1506) Pooling & Servicing Agreement dated as of March 1, 2007 between Merrill Lynch Mortgage Investors, Inc., Depositor, LaSalle Bank National Association, Master Servicer and Securities Administrator, Litton Loan Servicing LP, Servicer, Wilshire Credit Corporation, Servicer, and Citibank, N.A., Trustee for the Merrill Lynch Mortgage Investors Trust, Series 2007-HE2

I, Ken Frye, Senior Vice President, Loan Servicing of Wilshire Credit Corporation (the "Servicer"), hereby certify that:

(i)	A review of the activities of the Servicer during such preceding calendar year and of the performance under the Agreement has been made under my supervision, and
(ii)	To the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof.

Wilshire Credit Corporation, as Servicer

Certified by: /s/ Ken Frye
Name:  Ken Frye
Title:  Senior Vice President, Loan Servicing